                                                                    Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 333-42717), Form S-3 (File No. 333-29593), Form S-3 (File No. 333-19137), Form S-3 (File No.
33-79746), Form S-8 (File No. 33-79748), Form S-8 (File No. 333-02222), and Form
S-8 (File No. 333-35149) of our reports dated December 19, 1997 on our audits of the Historical Summary of Gross Income of the Hewlett-Packard Convex Property for the year ended December 31, 1996, and the Historical Summary of Gross Income of the WellPoint Properties for the year ended December 31, 1996, which reports are included in this Current Report on Form 8-K.




                                          COOPERS & LYBRAND L.L.P.

San Francisco, California
December 22, 1997